EXHIBIT 10.1

Description of Officer Incentive Plan (as Amended, December 13, 2005)

     Community National Bank (the "Bank) maintains an Officer Incentive Plan (the "Plan") for its executive officers and for other officers and exempt employees whose compensation is not commission based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the Plan. Under the Plan, two separate incentive pools are established, one for the executive officers and another for all other officers and participating exempt employees.

     Executive Officers. Provided that the Bank achieves a return on average assets for the calendar year of at least 1%, an incentive bonus pool for executive officers is created with respect to the calendar year based on the Bank's September 30 rating issued by IDC Financial Publishing, Inc. ("IDC"), an industry-wide recognized ranking service, under the following formula:

September 30	Percent of After-Tax
IDC Rating	Bank Earnings

Below Average	0
Average	0.85%
Excellent	2.35%
Superior	3.25%

     The incentive pool determined under the above formula is allocated among the executive officers based on fixed percentages. The applicable percentages of after-tax earnings and the percentage allocation of the incentive pool among the executive officers are reviewed periodically by the Community Bancorp. Compensation Committee and the Bank's Board of Directors and may be modified in the Board's discretion.

     Other Officers and Exempt Employees. The incentive pool for participating officers (other than executive officers) and exempt employees is determined as follows:

     Provided that the Bank attains at least 90% of net income as presented in its budget and has a return on average assets of at least 1%, a pool that is at least 1% but not greater than 2.5% of the Bank's after-tax earnings is established and divided into shares. Each qualifying exempt employee is allotted shares based on his involvement in other incentive plans and on his position in the Bank. Part-time exempt employees receive 50% of a full-time allotment.

     If the Bank exceeds its budget by more than 10%, an additional pool is created and 15% of the amount over budget is placed in this separate pool. This pool is divided among the same officers and exempt employees and the funds are allotted based on their position in the Bank. Part-time exempt employees receive 50% of a full-time allotment.

     Several officers are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to the incentive payouts under the incentive pool arrangements.

     Distributions under the Plan to all participants, including executive officers, must be paid within two and one-half months after the end of the year in which the bonus was earned.

     The Board of Directors may revise, replace or terminate the Plan at any time.